UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DAKOTA PLAINS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN MICHAEL V. HIDALGO KEVIN M. RENDINO JOSHUA E. SCHECHTER GALEN G. VETTER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value’s slate of five highly-qualified director nominees to the Board of Directors of Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 18, 2016, Lone Star Value issued the following press release:

LONE STAR VALUE NOMINATES FIVE CANDIDATES FOR ELECTION TO BOARD OF DAKOTA PLAINS

Seeks to Upgrade Board, Overhaul Corporate Governance, and Maximize Stockholder Value

OLD GREENWICH, CT, March 18, 2016 – Lone Star Value Management, LLC (together with its affiliates, “Lone Star Value”, “we” or “us”), the largest stockholder of Dakota Plains Holdings, Inc. (“Dakota Plains” or the “Company”) (NYSE MKT: DAKP), with ownership of approximately 11.0% of the Company’s outstanding shares, announced today that it has formally nominated five candidates for election to the Company’s board of directors (the “Board”) at the Company’s upcoming 2016 annual meeting of stockholders (the “2016 Annual Meeting”).

Lone Star Value, a stockholder of Dakota Plains since early 2014, is committed to maximizing value for ALL Dakota Plains’ stockholders by upgrading and replacing the existing Board, overhauling the Company’s corporate governance and compensation policies, and running a proper strategic alternatives process.

We believe the Company’s poor stock price performance is a direct result of the failures of the CEO and incumbent Board.  We are confident our five nominees will dramatically improve the Board by adding a stockholder’s perspective and the required expertise to improve performance.  We believe the need for an immediate upgrade to the Board is undeniable given Dakota Plains’ stock price decline of 96% during Craig McKenzie’s tenure as CEO1 and its decline of 91% since the Board was partially reconstituted last year.2

As we have noted in prior press releases, Dakota Plains’ CEO, Craig McKenzie, and Chairman, Adam Kroloff, have a long history of destroying stockholder value beyond Dakota Plains:

● Canadian Superior Energy, Inc. - stock price declined over 60% while McKenzie served as CEO3; and
● Toreador Resources Corporation - stock price massively underperformed peer group while Mr. McKenzie served as CEO and declined more than 60% while Mr. Kroloff served as a director.4

Under pressure from Lone Star Value, Dakota Plains made several defensive and unilateral changes to the Board and Bylaws in February 2015.  The Board also made multiple claims and promises to stockholders that it has failed to keep in what can only be seen as a ploy to gain support prior to last year’s annual meeting:

● Dakota Plains announced a strategic alternatives process in February 2015.
o  The Board has failed to show any progress in its strategic alternatives process and terminated its advisors a few months ago after incurring $1.1 million in costs in 2015.5  We believe the Company’s original announcement was just for show and question whether a legitimate process was ever truly pursued.
● In December 2014, Dakota Plains issued very precise EBITDA guidance for 2015 of $23.4 million with CEO McKenzie saying at the time “While the volumes we are providing in our 2015 guidance represent significant growth over 2014, I believe they will prove to be conservative… we don't make guidance lightly.  Those who follow the company would know, we didn't provide guidance at all last year.  And so with $23.4 million of the EBITDA guidance we're certainly seeing that is something that we can deliver for stockholders and based on ongoing discussions we're hopeful that we'll be in a position to do even better.”6  CEO McKenzie re-affirmed this guidance a few months later stating “we are right in line with our 2015 plan…and we have no reason to believe that we’re not going to be meeting our guidance, so therefore today, it is reiterated.”7

o  In May of 2015, CEO McKenzie removed Dakota Plains’ 2015 guidance citing a change in market conditions.  Either he did not understand the Company’s profit drivers in December 2014 or he issued misleading guidance and reiterated this guidance in an attempt to create stockholder support ahead of the 2015 Annual Meeting.
o  The Company’s actual EBITDA for 2015 was $8.7 million8, 63% below the CEO’s December 2014 forecast.
● The Board claimed to be acting in the best interest of its stockholders, but has unilaterally adopted numerous anti-stockholder provisions contrary to best corporate governance practices such as:
o  Amending the Bylaws to prohibit stockholders from acting by written consent and calling special meetings until the conclusion of the 2015 Annual Meeting;
o  Further amending the Bylaws prior to the conclusion of the 2015 Annual Meeting to perpetuate the suspension of such critical stockholder rights until the conclusion of the 2016 Annual Meeting; and
o  Adopting a poison pill earlier in January 2016.
-  We firmly believe that each of these stockholder-unfriendly changes should have been approved by stockholders prior to their adoption in accordance with best corporate governance practices rather than being unilaterally adopted by the incumbent Board.

To us, these violations of stockholder rights and broken promises can only be explained by a desire by the incumbent Board to stay in power another year and enrich themselves at stockholders’ expense.  Again, we would like to remind stockholders that the Company’s stock price has declined 91% since the Board was partially reconstituted in February 2015.9  It is evident to us that significant changes to the Board are necessary given the Company’s continued underperformance under the leadership of the incumbent Board.

We believe another major factor contributing to the destruction of stockholder value at Dakota Plains is the extravagant compensation packages given to CEO McKenzie and the members of the Board.  The compensation paid to CEO McKenzie during his first two years, for example, totaled approximately $5 million.  This amount equates to a staggering 84% of the Company’s EBITDA during this period.10  In addition, Board members each receive compensation totaling $150,000 in cash and stock per year, which we believe is excessive given the Company’s size and poor performance.

Given the significant value destruction that has persisted under the incumbent Board, Lone Star Value calls on the Board to hold the 2016 Annual Meeting without delay in order to allow stockholders to elect representatives who have their best interests in mind at this critical stage for the Company.  We further call on the Board to terminate the poison pill immediately and to refrain from taking any of the following actions prior to the 2016 Annual Meeting without prior stockholder approval:

● Delaying the 2016 Annual Meeting;
● Maintaining the poison pill;

● Making any acquisitions;
● Issuing equity or equity-linked securities; or
● Adopting any corporate governance changes that serve to further entrench the Board, including classifying the Board.

Lone Star Value would like to remind each of the incumbent directors that they have a fiduciary duty to act in stockholders’ best interests and any breaches thereof may have serious personal consequences that may even result in personal liability under certain circumstances.

If elected, our independent nominees would commit to the following actions at Dakota Plains:

1.	Implement a pay-for-performance structure for management to better align executive compensation with stockholder value creation;
2.	Reduce Board compensation;
3.	Review all expenses, especially corporate overhead, with a goal of significantly reducing all corporate costs;
4.	Improve corporate governance; and
5.	Analyze all strategic alternatives over the short, medium, and long term with a sole goal of maximizing value for stockholders.

Lone Star Value’s Nominees:

Lone Star Value has nominated five highly-qualified director candidates for election to the Board at the 2016 Annual Meeting whose experience encompasses transportation, energy, investment banking, mergers & acquisitions, capital markets, and turnaround expertise.  Our nominees are Jeff Eberwein, Michael Hidalgo, Kevin Rendino, Josh Schechter, and Galen Vetter.  We believe our five nominees possess a well-balanced set of skills that will create an immediate impact and drive stockholder value at the Company.

Highlights of our highly-qualified director nominees include the following:

Jeff Eberwein:
● Founder and CEO of Lone Star Value, Dakota Plains’ largest stockholder.
● As Chairman of the Board of Digirad Corporation (DRAD), he helped orchestrate a complete turnaround which restored the company to profitability and has overseen multiple accretive acquisitions; DRAD also bought back stock and started paying a dividend; DRAD’s stock price is up 186%11 during Mr. Eberwein’s tenure on its board of directors.
● Mr. Eberwein joined the board of NTS, Inc. (NTS) in December 2012 and in less than a year, led the Special Committee in a sale of the company to a private equity firm for $2.00/share, reflecting a 122% return12.
● As Chairman of the Board of AMERI Holdings, Inc. (AMRH), he has overseen value-enhancing acquisitions along with an approximate 333%13 stock price return in ten months.
● Mr. Eberwein has served on a total of 9 public boards.
● He was previously a Portfolio Manager at Soros Fund Management and Viking Global Investors.

Michael Hidalgo:
● Mr. Hidalgo currently serves as the Vice President of Orchard Global Asset Management focusing on direct lending.
● Mr. Hidalgo previously founded and served as CFO of Buckhorn Energy Services, an oilfield environmental services company focused on the Bakken.
● Prior to his departure, Buckhorn was valued in excess of $90 million and was preparing for listing in the public MLP market in fall of 2014.

Kevin Rendino:
● Mr. Rendino is currently the President and CEO of RGJ Capital, LLC, a fund focused on investing in securities that are undervalued relative to the future true worth of their underlying assets.
● Mr. Rendino served as a Portfolio Manager and Managing Director at BlackRock, Inc., where he was head of the Basic Value Equity Group ($13 billion in assets), as well as being a member of BlackRock's Leadership Committee.
● Mr. Rendino served as a Managing Director and Portfolio Manager at Merrill Lynch Investment Managers, prior to merging with BlackRock in 2006.
● Mr. Rendino has been a frequent contributor to CNBC, Bloomberg TV, Fox Business, and other financial newspapers and magazines, including the New York Times and the Wall Street Journal.

Josh Schechter:
● Within a year of Mr. Schechter joining the board of The Pantry, Inc., the company formed a strategic committee and sold the company for a 138%14 premium to the stock price on the day he joined the board.
● Mr. Schechter currently serves as a director of Viad Corp.
● Former director of WHX Corporation and Puroflow, Inc.
● Previously served as Managing Director of Steel Partners Ltd.

Galen Vetter:
● Mr. Vetter currently serves as a director of ATRM Holdings, Inc., Alerus Financial, Inc., Crossroads Systems, Inc., and Hill Capital Corporation, and is an advisory board member of Land O’Lakes Inc.
● He has previously served as President of Rust Consulting, Inc., Global CFO of Franklin Templeton Investment Funds, and held numerous positions with RSM US LLP (formerly McGladrey).
● Mr. Vetter is a licensed CPA (inactive) and is a member of the National Association of Corporate Directors, including being Board Leadership Fellow certified.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value Investors, LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of five highly-qualified director nominees at the 2016 annual meeting of stockholders of Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”).

LONE STAR VALUE MANAGEMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Michael Hidalgo, Kevin Rendino, Joshua E. Schechter, and Galen G. Vetter (collectively, the “Participants”).

As of the date hereof, Lone Star Value Investors directly beneficially owns 5,654,454 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 5,654,454 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, 400,000 shares of Common Stock were held in a certain account managed by Lone Star Value Management (the “Separately Managed Account”).  Lone Star Value Management, as the investment manager of Lone Star Value Investors and the Separately Managed Account, may be deemed the beneficial owner of the 6,054,454 shares of Common Stock beneficially owned in the aggregate by Lone Star Value Investors and held in the Separately Managed Account.  Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the 6,054,454 shares of Common Stock beneficially owned in the aggregate by Lone Star Value Investors and held in the Separately Managed Account.  As of the date hereof, none of Messrs. Hidalgo, Rendino, Schechter, or Vetter beneficially own any shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management, LLC ("Lone Star Value") is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all stockholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom
(203) 972-9300 ext. 11

1 Stock price decline during Mr. McKenzie’s tenure as CEO at Dakota Plains calculated from 02/12/2013 to 02/29/2016.
2 Stock price decline during new Board’s tenure calculated from 02/12/2015 to 02/29/2016.
3 Stock price decline during Mr. McKenzie’s tenure as CEO at Canadian Superior Energy calculated from 10/01/2007 to 12/04/2008.
4 Stock price decline during Mr. Kroloff’s tenure on the Board of Toreador calculated from 06/05/2009 to 12/07/2012.
5 Announced in Dakota Plains’ Full Year and Q4 2015 press release on 3/11/2016.
6 Quote from Dakota Plains’ business update call on 12/12/2014.
7 Quote from Dakota Plains’ Q4 2014 Earnings call on 3/16/2015.
8 Announced in Dakota Plains’ Full Year and Q4 2015 press release on 3/11/2016.
9 Stock price decline during new Board’s tenure calculated from 02/12/2015 to 02/29/2016.
10 Compensation data taken from Dakota Plains’ proxy statement filed with the SEC in 2015; Adjusted EBITDA taken from Dakota Plains’ 10-K filed with the SEC in 2015.
11 Total shareholder returns (dividends reinvested) during Mr. Eberwein’s tenure on the Digirad board calculated from 04/20/2012 to 02/29/2016.
12 Total shareholder returns during Mr. Eberwein’s tenure on the NTS, Inc. board calculated from 12/20/2012 to 06/09/2014.
13 Total shareholder returns during Mr. Eberwein’s tenure on the Ameri Holdings board calculated from 05/26/2015 to 02/29/2016.
14 Total shareholder returns during Mr. Schechter’s tenure on the Pantry Inc. board calculated from 03/13/2014 to 03/17/2015.